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For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer (213) 235-2240

Reading International Reports Fourth Quarter and Full Year 2025 Results

Earnings Call Webcast to Discuss 2025 Fourth Quarter and Full Year Financial Results

Scheduled to Post to Corporate Website by Thursday, April 02, 2026

New York, New York - March 31, 2026: Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today reported its results for the fourth quarter and year ended  December 31, 2025.

Key Financial Results – Fourth Quarter 2025 compared to Fourth Quarter 2024

•	Total Revenues were $50.3 million compared to $58.6 million in Q4 2024.
•	Operating Loss was $1.0 million compared to Operating Income of $1.5 million in Q4 2024.
•	Net Loss was $2.6 million compared to a Net Loss of $2.2 million in Q4 2024.
•	Basic Loss per Share was $0.11 compared to a Basic Loss per Share of $0.10 in Q4 2024.
•	Adjusted EBITDA was $5.1 million compared to Adjusted EBITDA of $6.8 million reported in Q4 2024.

The Australian dollar average exchange rates strengthened against the U.S. dollar by 0.7% compared to Q4 2024.  The New Zealand dollar average exchange rates weakened against the U.S. dollar by 3.0% compared to Q4 2024.

Key Financial Results – Full Year 2025 compared to Full Year 2024

•	Total Revenue was $203.0 million compared to Total Revenue of $210.5 million in 2024.
•	Operating Loss was $5.3 million compared to an Operating Loss of $14.0 million in 2024.
•	Net Loss was $14.1 million compared to a Net Loss of $35.3 million for 2024.
•	Basic Loss per Share of $0.62 improved by 60.8% (or $0.96) from Basic Loss per Share of $1.58 for 2024.
•	At $17.8 million, Full Year 2025 Adjusted EBITDA, which included an $8.4 million gain on sale of assets, improved by $15.7 million compared to Adjusted EBITDA of $2.1 million in 2024.

The Australian and New Zealand dollars average full year exchange rates weakened against the U.S. dollar by 2.2% and 3.8%, respectively, negatively impacting our global total revenue since 48% of our total revenue is generated in Australia and New Zealand.

Ellen Cotter, President and CEO of Reading, commented: “Following industry trends, our Q4 2025 global cinema results were not as strong as Q4 2024, when the 2024 film slate lead by Moana,  Wicked and Gladiator, delivered a more compelling product mix for our theaters, especially in Hawaii. Looking at the full year, though our Total Cinema Revenue was down 3%, our various cinema strategies and initiatives resulted in a 230% increase in our Cinema Operating Income and the achievement of certain cinema operational records – we delivered the best ever annual Average Ticket Price and Food & Beverage Spend per Person in each of our three markets. Looking forward to 2026, we expect our first quarter 2026 global cinema business to be improved over last year driven by a stronger film slate including movies like Wuthering Heights,  Hoppers,  GOAT and popular holdovers from the 2025 holidays like Avatar: Fire and Ash,  Zootopia 2 and The Housemaid. In addition, Q1 2026 will be strengthened by the sensational recent opening of Project Hail Mary, a totally original movie from Amazon MGM Studios, which has delighted audiences and critics around the world.  We expect the momentum of Q1 2026 to continue through 2026 with highly anticipated titles like The Super Mario Galaxy Movie,  The Devil Wears Prada 2,  Toy Story 5,  Supergirl,  Minions 3,  Moana,  The Odyssey,  Spider Man: Brand New Day,  The Cat in the Hat,  Avengers: Doomsday,  Dune: Part Three, and Jumanji 3.

Regarding our Real Estate assets, our global Real Estate Division delivered improved Operating Income for both Q4 2025 and the full year 2025 compared to the same periods in 2024.  These improvements were driven by (i) the strong and steady performance of our 58 third party tenant Australia/New Zealand portfolio, which, at December 31, 2025, reflected a 98% occupancy rate, (ii) increased rental stream from 44 Union Square in NYC and (iii) improved annual operating results for our Live Theatre division in NYC.   In Q4 2025, we completed the acquisition of the 25% minority interest in Cinemas 123 which we did not already own, and became the legal owner, as opposed to the beneficial owner, of the ground tenant’s interest in the land and improvements constituting the Village East by Angelika cinema in the East Village of NYC.

Ms. Cotter continued that “After selling seven real estate assets since 2021 to support our liquidity, during 2025 we sold two additional international assets - our Wellington, New Zealand properties for $21.5 million (NZ$38.0 million) and our Cannon Park ETC in Townsville, Queensland, Australia for $20.7 million (AU$32.0 million) - and, in each case, we took back a lease or ATL on the cinema component. During 2025, from these sale proceeds, we paid down our bank debt by approximately $32.1 million. To further strengthen our capital structure, we recently engaged Adam Doneger’s team at Newmark in New York City to sell the Cinemas 123 property across the street from Bloomingdales.  In addition, we are under contract to sell our Napier property in New Zealand with an expected cinema lease back.”

Global Cinema Business

▪

Our Q4 2025 global cinema (i) revenue decreased by 14% to $46.9 million from $54.6 million in Q4 2024 and (ii) operating income decreased by 76% to $0.9 million, from an income of $3.8 million in Q4 2024. Overall, these results are a reflection of (i) the record setting films that powered Q4 2024, (ii) in the U.S., the closure of an unprofitable 14-screen cinema and (iii) in NZ, the closure of an unprofitable  3-screen cinema.

▪

For the full year 2025, our Cinema Operating Income of $3.6 million increased by $6.4 million compared to an Operating Loss of $2.8 million in 2024. This increase in Operating Income is attributable to a decrease in our Operating Expenses (notably our U.S. Cinema occupancy expense) and Depreciation and Amortization expenses, in part related to our cinema closures in the U.S. and New Zealand.

▪	Our average ticket price (“ATP”) was the highest fourth quarter and highest year ever in all three of our countries and the highest quarter ever in U.S. and New Zealand.

▪

With respect to our food and beverage (“F&B”) programs: (i) our F&B sales per person (“SPP”) represented the highest quarter and highest year ever for our Australian Cinemas, (ii) our New Zealand cinema division’s F&B SPP set a record for the highest fourth quarter ever, which was the second highest quarter ever, and the highest year ever, and (iii) our U.S. cinema F&B SPP also ranked the highest fourth quarter and highest year ever for periods when our U.S. circuit was fully operating (i.e. excluding pandemic closure periods).

▪	For the 2025 year, our Total Cinema Revenue was also adversely impacted by the continued decline in the value of the Australian and New Zealand dollar against the U.S. dollar.

Global Real Estate Business

•

With respect to our global real estate division, for the full year 2025, revenues decreased by 8% to $18.4 million from $20.0 million in 2024. This decrease is attributable to lower property rental income in Australia and New Zealand, due to sales of our property assets in Wellington, NZ and Townsville, AU, partially offset by higher property revenue and Live Theatre rental and ancillary income in the U.S.

•

Our Operating Income increased to $5.9 million in 2025 compared to $4.7 million in 2024, primarily as a result of (i) increased Live Theatre Revenue for the U.S., (ii) lower operating expenses in Australia and New Zealand due to the sales of our Wellington, NZ and Townsville, AU properties, and (iii) lower depreciation and amortization expense in all three countries, which was partially offset by the decrease in Australian and New Zealand revenue as a result of the property sales.

•

Our Q4 2025 global real estate division (i) revenues decreased from $5.2 million, in the fourth quarter of 2024, to $4.4 million, while our (ii) operating income increased slightly by 1% to $1.5 million in 2025, compared Q4 2024.

•	And, as of the end of Q4 2025, we now own a 100% interest in our Cinema 123 property.

Balance Sheet and Liquidity

•

As of December 31, 2025, our cash and cash equivalents were $10.5 million, of which $3.3 million, $6.8 million and $0.4 million were held in the U.S., Australia, and New Zealand, respectively. As of December 31, 2025, our total outstanding secured borrowings were $185.1 million against total book value assets of $434.9 million.

•

We are committed to evaluating our asset portfolio for opportunities to monetize select assets that will reduce our  interest expense and as well as provide additional liquidity to support, sustain and, on an opportunistic basis, grow our cinema operations.   This plan is at work with our recent decision to monetize the Cinemas 123 in New York City.

•

In 2025, we completed two significant asset monetization’s during the first half of 2025. On January 31, 2025, we sold our Wellington, New Zealand properties for $21.5 million (NZ$38.0 million). On May 21, 2025, we sold our Cannon Park properties in Townsville, Queensland for $20.7 million (AU$32.0 million). Proceeds from these transactions were used, in part, to reduce approximately $32.1 million of bank debt.

•	Through 2025 and into early 2026, we have worked with our key lenders to modify principal repayment dates and adjust existing covenants:

•	In May 2025, we extended the maturity of our 44 Union Square loan to November 6, 2026, with an option to extend further to May 6, 2027.
•

With respect to our Bank of America/Bank of Hawaii loan, (i) in July 2025, we extended the maturity to May 18, 2026, (ii) on December 29, 2025, we further extended the maturity to September 18, 2026 and (iii)  on February 27, 2026, we further modified the loan’s payment schedule.

•	In July 2025, we extended the maturity of our loan on our Live Theatre assets in NYC to June 1, 2026.
•	On November 12, 2025, we extended the maturity of our National Australia Bank (“NAB”) loan to July 31, 2030, and modified the principal repayment schedule.
•	In November 2025, we extended the maturity of our Valley National Bank Loan to October 1, 2026.
•

On December 19, 2025, we completed the purchase of Sutton Hill Associates, a California general partnership. As a result of that transaction, we acquired the 25% minority interest in our Cinemas 123 that we did not already own and acquired the legal interest, as opposed to the beneficial interest in the sublease and improvements constituting our Village East by Angelika, subject to certain indebtedness owed by Sutton Hill Associates to a third party. That indebtedness, at December 31, 2025, had a face amount of $13.6 million and a fair market value of $7.6 million, interest payable quarterly at 4.75% per annum with all principal due and payable in a bullet payment on September 30, 2035. In consolidation, the transaction relieved us of $7.1 million in short term liabilities payable to a subsidiary of Sutton Hill Associates.

•	On February 6, 2026, we executed an agreement to defer a principal payment related to our 44 Union Square loan, which we have settled on March 13, 2026.
•	On March 30, 2026, in anticipation of the upcoming scheduled NAB debt repayments, NAB has agreed to reduce our minimum liquidity requirement for a limited defined period in 2025.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website by Thursday, April 02, 2026, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer, and Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by Wednesday, April 1, 2026 at 5:00 p.m. Eastern Time. The audio webcast will be able to be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Consolidated Theatres and the Angelika brand. Reading’s live theatres are owned and operated by its Liberty Theatres subsidiary, under the Orpheum and Minetta Lane names. Reading’s signature property developments are maintained in special purpose entities and operated under the names Newmarket Village, and The Belmont Common in Australia, and 44 Union Square in New York City.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operated results; our belief regarding the quality, the quantity and  the appeal of upcoming movie releases in 2026 and our revenue expectations relating to such movie releases; our expectations regarding our monetization of our fee interests under our cinemas and our ability to pay down high interest debt; and our expectations of our liquidity and capital requirements and the allocation of funds. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak to.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors – and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations – of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Consolidated Statements of Operations

(U.S. dollars in thousands, except share information)

	2025	2024	2023
Revenues
Cinema	$188,603	$195,130	$207,641
Real estate	14,385	15,397	15,103
Total revenues	202,988	210,527	222,744
Costs and expenses
Cinema	(168,328)	(179,377)	(187,418)
Real estate	(7,463)	(9,243)	(8,763)
Depreciation and amortization	(13,198)	(15,779)	(18,422)
General and administrative	(19,306)	(20,161)	(20,172)
Total costs and expenses	(208,295)	(224,560)	(234,775)
Operating income (loss)	(5,307)	(14,033)	(12,031)
Interest expense, net	(17,930)	(21,154)	(19,418)
Gain (loss) on noncontrolling interest acquisition	2,691	—	—
Gain (loss) on sale of assets	8,365	(1,371)	562
Other income (expense)	(2,178)	1,528	(164)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	(14,359)	(35,030)	(31,051)
Equity earnings of unconsolidated joint ventures	560	(387)	456
Income (loss) before income taxes	(13,799)	(35,417)	(30,595)
Income tax benefit (expense)	(853)	(481)	(590)
Net income (loss)	$(14,652)	$(35,898)	$(31,185)
Less: net income (loss) attributable to noncontrolling interests	(512)	(597)	(512)
Net income (loss) attributable to Reading International, Inc.	$(14,140)	$(35,301)	$(30,673)
Basic earnings (loss) per share	$(0.62)	$(1.58)	$(1.38)
Diluted earnings (loss) per share	$(0.62)	$(1.58)	$(1.38)
Weighted average number of shares outstanding–basic	22,652,270	22,401,662	22,222,635
Weighted average number of shares outstanding–diluted	22,652,270	22,401,662	22,222,635

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$10,531	$12,347
Restricted cash	2,327	2,735
Receivables	4,553	5,276
Inventories	1,664	1,685
Prepaid and other current assets	2,281	2,668
Asset groups held for sale	460	32,331
Total Current Assets	21,816	57,042
Operating properties, net	207,974	214,694
Operating lease right-of-use assets	159,659	160,873
Investment in unconsolidated joint ventures	3,264	3,138
Goodwill	24,603	23,712
Intangible assets, net	1,576	1,800
Deferred tax assets, net	2,619	953
Other assets	13,418	8,799
Total Assets	$434,929	$471,011
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$52,826	$48,651
Film rent payable	6,973	5,820
Debt - current portion	35,999	69,193
Derivative financial instruments - current portion	56	—
Taxes payable	545	891
Deferred current revenue	11,327	9,731
Operating lease liabilities - current portion	20,081	20,747
Other current liabilities	774	6,593
Total Current Liabilities	128,581	161,626
Debt – long-term portion	114,350	105,239
Derivative financial instruments - non-current portion	—	137
Subordinated debt - non-current portion	27,617	27,394
Noncurrent tax liabilities	6,434	6,041
Operating lease liabilities - non-current portion	162,919	161,702
Other non-current liabilities	13,126	13,662
Total Liabilities	$453,027	$475,801
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,972,781 issued and 21,036,670 outstanding at December 31, 2025 and 33,681,705
issued and 20,745,594 outstanding at December 31, 2024	$241	$238
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2025 and 2024	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2025 and 2024	—	—
Additional paid-in capital	155,454	157,751
Retained earnings (accumulated deficit)	(128,930)	(114,790)
Treasury shares, at cost	(40,407)	(40,407)
Accumulated other comprehensive income	(4,614)	(7,173)
Total Reading International, Inc. ("RDI") Stockholders’ Equity	(18,239)	(4,364)
Noncontrolling Interests	141	(426)
Total Stockholders’ Equity	$(18,098)	$(4,790)

Total Liabilities and Stockholders’ Equity	$434,929	$471,011

Reading International, Inc. and Subsidiaries

Segment Results

(U.S. dollars in thousands)

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2025	2024	(Unfavorable)	2025	2024	(Unfavorable)
Segment revenue
Cinema
United States	$25,812	$29,337	(12)%	$99,488	$99,938	-%
Australia	18,633	21,421	(13)%	77,736	82,033	(5)%
New Zealand	2,418	3,802	(36)%	11,379	13,159	(14)%
Total	$46,863	$54,560	(14)%	$188,603	$195,130	(3)%
Real estate
United States	$1,642	$1,833	(10)%	$6,881	$6,245	10%
Australia	2,509	2,999	(16)%	10,659	12,341	(14)%
New Zealand	205	330	(38)%	881	1,420	(38)%
Total	$4,356	$5,162	(16)%	$18,421	$20,006	(8)%
Inter-segment elimination	(947)	(1,146)	17%	(4,036)	(4,609)	12%
Total segment revenue	$50,272	$58,576	(14)%	$202,988	$210,527	(4)%
Segment operating income (loss)
Cinema
United States	$1,144	$1,573	(27)%	$220	$(7,251)	>100%
Australia	140	1,690	(92)%	3,903	4,026	(3)%
New Zealand	(373)	503	(>100)%	(480)	428	(>100)%
Total	$911	$3,766	(76)%	$3,643	$(2,797)	>100%
Real estate
United States	$102	$284	(64)%	$586	$(361)	>100%
Australia	1,357	1,452	(7)%	5,280	5,973	(12)%
New Zealand	(3)	(291)	99%	51	(933)	>100%
Total	$1,456	$1,445	1%	$5,917	$4,679	26%
Total segment operating income (loss)(1)	$2,367	$5,211	(55)%	$9,560	$1,882	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to net income (loss)

(U.S. dollars in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2025	2024	2025	2024
Net income (loss)	$(2,560)	$(2,240)	$(14,140)	$(35,301)
Adjustments for:
Interest expense, net	4,660	5,247	17,930	21,154
Income tax (benefit) expense	(218)	160	853	481
Depreciation and amortization	3,206	3,637	13,198	15,779
EBITDA	$5,088	$6,804	$17,841	$2,113
Adjustments for:
None	—	—	—	—
Adjusted EBITDA	$5,088	$6,804	$17,841	$2,113

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – we evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.